UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2017

ECOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-168413	27-2692640
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

420 Jericho Turnpike, Suite 110, Jericho, NY	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 465-3964

N/A

(Former name or former address, if changed since last report)

With a copy to:

Philip Magri, Esq.

Magri Law, LLC

2642 NE 9th Avenue

Fort Lauderdale, FL 33334

T: (646) 502-5900

F: (646) 826-9200

pmagri@magrilaw.com

www.magrilaw.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On May 18, 2017, Ecosciences, Inc., a Nevada corporation (the “Company”), issued Joel Falitz, the Chief Executive Officer, President and Chairman of the Board of the Company, an aggregate of 4 million (4,000,000) shares of Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), pursuant to that certain Debt Conversion Agreement, dated May 18, 2017 (the “Debt Conversion Agreement”), between Mr. Falitz and the Company, in exchange for Mr. Falitz’s forgiveness of $4,000 of indebtedness owed him by the Company. The securities were issued pursuant to the registration exemption under Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

On May 19, 2017, the Company issued Mr. Falitz an aggregate of 48 million (48,000,000) shares of Common Stock pursuant to Mr. Falitz’s Notice of Conversion, dated May 19, 2017, pursuant to which Mr. Falitz converted 4 million (4,000,000) shares of Series C Preferred Stock into 48 million (48,000,000) shares of Common Stock. According to the Certificate of Designation for the Company’s Series C Preferred Stock, as amended, filed with the Secretary of State of Nevada on April 20, 2015, each share of Series C Preferred Stock is convertible upon the election the holder thereof, into 12 shares of Common Stock of the Company; provided, however, in connection with any conversion hereunder, each holder of Series C Preferred Stock may not convert any part of the Series C Preferred Stock if such conversion would cause such holder or any of its assignees to beneficially own more than 4.99% of the Common Stock of the Company. The 4.99% conversion limitation was waived by the Company and Mr. Falitz. The securities were issued pursuant to the registration exemption under Section 3(a)(9) of the Securities Act.

A copy of the Debt Conversion is attached to this Current Report as Exhibit 10.1 and is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 19, 2017 (the “Effective Date”), a 1-to-10,000 reverse stock split of the issued and outstanding common stock, par value $0.0001 per share (the “Common Stock”), of the Company became effective in the marketplace (the “Reverse Stock Split”).

On May 4, 2017, the Company had filed a certificate of amendment (the “Amendment”) to its Articles of Incorporation, as amended (the “Articles of Incorporation”) with the Secretary of State of the State of Nevada in order to effectuate the Reverse Stock Split of the issued and outstanding shares of Common Stock. As a result of the Reverse Stock Split, every ten thousand (10,000) shares of the Company’s pre-Reverse Stock Split Common Stock was combined and reclassified into one (1) share of the Company’s Common Stock. The Amendment provided that no fractional shares of Common Stock will be issued to the holders of record of Common Stock prior to the Reverse Split. Instead, all fractional shares will be rounded up to the next whole number of shares.

The Company notified Financial Regulatory Authority, Inc. (“FINRA”) of these Reverse Stock Split, as required by Rule 10b-17 under the Securities Exchange Act of 1935, as amended. FINRA approved of the Reverse Stock Split on May 18, 2017.

On the Effective Date, the Company's trading symbol was changed to “ECEZD” for a period of 20 business days, after which the Company’s trading symbol will revert back to the original symbol of “ECEZ.” In connection with the Reverse Stock Split, the Company's CUSIP number was changed to 279219 208. The Company’s transfer agent, VStock Transfer, LLC, is acting as exchange agent for the Reverse Stock Split.

As previously disclosed in the Company’s Information Statement on Schedule 14C filed with the Securities and Exchange Commission on April 13, 2017, the Company’s Board of Directors and the holder of 200,000 outstanding shares of Series B Non-Convertible Preferred Stock, par value $0.0001 per share, of the Company, representing approximately 80% of all votes entitled to be voted at any annual or special meeting of stockholders of the Company or action by written consent, approved of the Reverse Stock Split by written consent in lieu of a meeting pursuant to the Nevada Revised Statutes and the By-laws of the Company on April 13, 2017.

A copy of the Amendment is attached to this Current Report as Exhibit 3.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number:	Description:
3.1	Certificate of Amendment, dated May 4, 2017, to the Articles of Incorporation of Ecosciences, Inc.

10.1	Debt Conversion Agreement, dated May 18, 2017, between Ecosciences, Inc. and Joel Falitz

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOSCIENCES, INC.

Dated: May 24, 2017	By:	/s/ Joel Falitz
Joel Falitz
Chief Executive Officer, President, Secretary & Treasurer
(Principal Executive Officer)
(Principal Financial and Accounting Officer)